GNC Holdings, Inc. Announces Quarterly Dividend

PITTSBURGH, July 21, 2016 - The Board of Directors of GNC Holdings, Inc. (the “Company”) authorized and declared the quarterly cash dividend for the third quarter of 2016 of $0.20 per share of the Company’s common stock.  The dividend will be paid on or about September 30, 2016 to stockholders of record as of the close of business on September 16, 2016.

GNC Holdings, Inc. (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

The Company’s foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of health, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC Puredge®, GNC GenetixHD®, Herbal Plus® - and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of March 31, 2016, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 2,340 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Contacts

Investors:

Amy Greene, Vice President - Investor & Government Relations (412) 288-4744; or
John Mills, Partner - ICR, (646) 277-1254